EMERA INC.

                       Consolidated Financial Statements

                           December 31, 2000 and 1999


                               FS ( 2 3 1 - 10:45)

                               MANAGEMENT REPORT

Management's Responsibility for Financial Reporting

The accompanying consolidated financial statements of Emera Inc. and the information in this annual report are the responsibility of management and have been approved by the Board of Directors (Board).

The consolidated financial statements have been prepared by management in accordance with generally accepted accounting principles. When alternative accounting methods exist, management has chosen those it deems most appropriate in the circumstances. Nova Scotia Power Inc. (NSPI), Emera Inc.'s electric utility and principal subsidiary, is regulated by the Nova Scotia Utility and Review Board, which also examines and approves NSPI's accounting policies and practices. In preparation of these statements, estimates are sometimes necessary when transactions affecting the current accounting period cannot be finalized with certainty until future periods. Management believes that such estimates, which have been properly reflected in the accompanying consolidated financial statements, are based on careful judgements and are within reasonable limits of materiality. Management has determined such amounts on a reasonable basis in order to ensure that the consolidated financial statements are presented fairly in all material respects. Management has prepared the financial information presented elsewhere in the annual report and has ensured that it is consistent with that in the consolidated financial statements.

Emera maintains systems of internal accounting and administrative controls of high quality, consistent with reasonable cost. Such systems are designed to provide reasonable assurance that the financial information is relevant, reliable and accurate and that Emera's assets are appropriately accounted for and adequately safeguarded.

The Board is responsible for ensuring that management fulfills its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit Committee.

The Audit Committee is appointed by the Board, and its members are directors who are not officers or employees of Emera Inc. The Audit Committee meets periodically with management, as well as with the internal auditors and with the external auditors, to discuss internal controls over the financial reporting process, auditing matters and financial reporting issues, to satisfy itself that each party is properly discharging its responsibilities, and to review the annual report, the consolidated financial statements and the external auditors' report. The Audit Committee reports its findings to the Board for consideration when approving the consolidated financial statements for issuance to the shareholders. The Audit Committee also considers, for review by the Board and approval by the shareholders, the appointment of the external auditors.

The consolidated financial statements have been audited by Ernst & Young LLP, the external auditors, in accordance with generally accepted auditing standards on behalf of the shareholders. Ernst & Young LLP has full and free access to the Audit Committee.

February 1, 2001

Signed: "David McD. Mann"
President and Chief Executive Officer

Signed: "Ronald E. Smith"

                               FS ( 2 3 1 - 10:45)                        Page 1

Senior Vice-President and Chief Financial Officer

                                AUDITORS' REPORT

To the Shareholders of
Emera Inc.

We have audited the consolidated balance sheets of Emera Inc. as at December 31, 2000 and 1999, and the consolidated statements of earnings, retained earnings and cash flow for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2000 and 1999 and the results of its operations and the changes in its cash flows for the years then ended in accordance with accounting principles generally accepted in Canada.


                                                Signed "Ernst & Young LLP"
Halifax, Canada                                            Chartered Accountants
February 1, 2001


                               FS ( 2 3 1 - 10:45)                        Page 2

Emera Inc.
Consolidated Statements of Earnings
Year Ended December 31
millions of dollars (except earnings per common share)

                                                              2000       1999
--------------------------------------------------------------------------------
Revenue
   Electric                                                  $813.3     $790.2
   Fuel Oil                                                    73.8       17.8
   Other                                                        9.4        8.6
--------------------------------------------------------------------------------
                                                              896.5      816.6
--------------------------------------------------------------------------------
Cost of operations
  Fuel for generation and power purchased                     273.9      267.5
  Cost of fuel oil sold                                        67.7       15.3
  Operating, maintenance and general                          168.0      155.5
  Grants in lieu of property taxes                             11.0        8.9
  Provincial capital tax                                        7.2        7.1
  Depreciation                                                 98.3       94.8
--------------------------------------------------------------------------------
                                                              626.1      549.1
--------------------------------------------------------------------------------
Earnings from operations                                      270.4      267.5
Equity earnings in Maritimes & Northeast Pipeline               6.0        5.3
Amortization                                                  (19.0)     (23.1)
Allowance for funds used during construction                    4.8        4.8
--------------------------------------------------------------------------------
Earnings before interest and taxes                            262.2      254.5
Interest (note 6)                                             135.4      136.5
--------------------------------------------------------------------------------
Earnings before taxes                                         126.8      118.0
Income tax (note 7)                                            12.5        6.3
--------------------------------------------------------------------------------
Net earnings before non-controlling interest                  114.3      111.7
Non-controlling interest (notes 7 and 12)                       9.9       11.3
--------------------------------------------------------------------------------
Net earnings applicable to common shares                     $104.4     $100.4
================================================================================
Earnings per common share                                     $1.20      $1.16
================================================================================


See accompanying notes to the consolidated financial statements.


                               FS ( 2 3 1 - 10:45)                        Page 3

Emera Inc.
Consolidated Statements of Retained Earnings
Year Ended December 31
millions of dollars

                                                              2000       1999
--------------------------------------------------------------------------------
Retained earnings at beginning of year                       $265.8     $238.7
Adjustments (note 3)                                           (0.2)      (1.1)
Net earnings applicable to common shares                      104.4      100.4
--------------------------------------------------------------------------------
                                                              370.0      338.0

Dividends                                                      73.2       72.2
--------------------------------------------------------------------------------
Retained earnings at end of year                             $296.8     $265.8
================================================================================


See accompanying notes to the consolidated financial statements.


                               FS ( 2 3 1 - 10:45)                        Page 4

Emera Inc.
Consolidated Balance Sheets
As at December 31
millions of dollars

                                     ASSETS

                                                              2000       1999
--------------------------------------------------------------------------------
Current assets
  Cash                                                         $5.7       $2.7
  Accounts receivable (note 9)                                100.5       63.9
  Income tax recoverable                                        0.8        -
  Inventory                                                    85.8       78.9
  Prepaid expenses                                              3.8        3.7
--------------------------------------------------------------------------------
                                                              196.6      149.2
--------------------------------------------------------------------------------
Long-term receivable                                            3.5        2.2
--------------------------------------------------------------------------------
Deferred charges (note 10)                                    295.5      319.5
--------------------------------------------------------------------------------
Future income tax asset (note 7)                                7.2        6.7
--------------------------------------------------------------------------------
Goodwill                                                        7.0        6.8
--------------------------------------------------------------------------------
Investment in Maritimes & Northeast Pipeline                   67.0       54.7
--------------------------------------------------------------------------------
Property, plant and equipment (note 8)                      2,319.7    2,315.5
Construction work in progress                                  54.5       47.3
--------------------------------------------------------------------------------
                                                            2,374.2    2,362.8
--------------------------------------------------------------------------------
                                                           $2,951.0   $2,901.9
================================================================================

                      LIABILITIES AND SHAREHOLDERS' EQUITY

--------------------------------------------------------------------------------
Current liabilities
  Current portion of long-term debt (note 13)                $120.5       $8.1
  Short-term debt (note 14)                                   281.7      320.4
  Accounts payable and accrued charges                        162.3      133.0
  Income tax payable                                            -          0.2
  Dividends payable                                             2.7        3.4
--------------------------------------------------------------------------------
                                                              567.2      465.1
--------------------------------------------------------------------------------
Future income tax liability (note 7)                            1.7        0.5
--------------------------------------------------------------------------------
Deferred credits                                                0.4        2.2
--------------------------------------------------------------------------------
Long-term debt (note 13)                                    1,155.0    1,260.5
--------------------------------------------------------------------------------
Non-controlling interest (note 12)                            249.1      231.3
--------------------------------------------------------------------------------
Shareholders' equity
  Common shares (note 11)                                     680.8      676.5
  Retained earnings                                           296.8      265.8
--------------------------------------------------------------------------------
                                                              977.6      942.3
--------------------------------------------------------------------------------
                                                           $2,951.0   $2,901.9
================================================================================

Commitments (note 16)

See accompanying notes to the consolidated financial statements.

APPROVED ON BEHALF OF THE BOARD OF DIRECTORS
Chairman                                   President and Chief Executive Officer
Signed: "Derek Oland"                      Signed: David McD. Mann


                              FS ( 2 3 1 - 10:45)                         Page 5

Emera Inc.
Consolidated Statements of Cash Flow
Year Ended December 31
millions of dollars (except operating cash flow per common share)


                                                              2000       1999
--------------------------------------------------------------------------------
Operating activities
  Net earnings applicable to common shares                   $104.4     $100.4
  Non-cash items
    Depreciation                                               98.3       94.8
    Amortization of deferred charges                           43.7       30.7
    Equity earnings in Maritimes & Northeast Pipeline          (6.0)      (5.3)
    Amortization                                               19.0       23.1
    Allowance for funds used during construction               (4.8)      (4.8)
    Future income taxes                                        (2.2)      (7.2)
    Additions to deferred charges and credits                 (19.0)      (5.2)
--------------------------------------------------------------------------------
Operating cash flow                                           233.4      226.5

Change in operating working capital                           (13.7)     (20.3)
--------------------------------------------------------------------------------
Net cash provided by operating activities                     219.7      206.2
--------------------------------------------------------------------------------
Financing activities
  Reduction of short-term debt                                (39.8)     (33.3)
  Proceeds from issue of common shares                          4.3        4.0
  Issue of preferred shares by NSPI                            17.8       31.3
  Issue of long-term debt                                      15.0      180.0
  Retirements of long-term debt                                (8.1)    (158.4)
  Other financing activities                                   (6.2)     (11.0)
--------------------------------------------------------------------------------
Net cash (used in) provided by financing activities           (17.0)      12.6
--------------------------------------------------------------------------------
Investing activities
  Property, plant and equipment                              (120.2)    (108.8)
  Construction work in progress                                (2.4)      (7.0)
  Investment in Maritimes & Northeast Pipeline                 (2.3)     (18.4)
  Acquisitions                                                 (1.6)      (9.8)
--------------------------------------------------------------------------------
Net cash used in investing activities                        (126.5)    (144.0)
--------------------------------------------------------------------------------
Dividends on common shares                                    (73.2)     (72.2)
--------------------------------------------------------------------------------
Increase in cash                                                3.0        2.6
Cash, beginning of year                                        $2.7       $0.1
--------------------------------------------------------------------------------
Cash, end of year                                              $5.7       $2.7
================================================================================
Operating cash flow per common share                           $2.68      $2.60
================================================================================
Cash paid
Interest                                                     $135.1     $137.6
Income taxes                                                   11.7       11.5
Dividends on common shares                                     73.9       71.8
================================================================================

See accompanying notes to the consolidated financial statements.


                              FS ( 2 3 1 - 10:45)                         Page 6

Emera Inc.
Notes to the Consolidated Financial Statements

December 31, 2000

Emera Inc. ("Emera" or the company), through its principal subsidiary, Nova Scotia Power Inc. ("NSPI"), is engaged in the production and sale of electric energy, which is regulated by the Nova Scotia Utility and Review Board ("UARB"). Emera follows Canadian generally accepted accounting principles ("GAAP"). NSPI's accounting policies are subject to examination and approval by the UARB and are similar to those being used by other companies in the electric utility industry.

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a.   Consolidation

          The consolidated financial statements include the accounts of Emera Inc. and its wholly-owned subsidiaries.

     b.   Allowance for Funds Used During Construction

          For the regulated electric business carried on by NSPI, the company provides for the cost of financing construction work in progress by including an allowance for funds used during construction as an addition to the cost of property constructed, using a weighted average cost-of-capital. This allowance will be charged to operations through depreciation over the service life of the related assets and recovered through future revenues.

     c.   Amortization

          In accordance with regulatory authority, assets of NSPI which are not currently being used and are not expected to provide service to customers in the foreseeable future are amortized over five years.

          2000
          The UARB approved NSPI's request to amortize the cost of the Glace Bay generating station over five years and to recognize site restoration costs previously unaccrued in 2000.

          1999
          The Point Aconi generating station became operational in March 1994. In order to enhance rate stability, the UARB approved NSPI's request to defer and amortize a portion of the depreciation and interest expense pertaining to Point Aconi, together with an imputed cost-of-capital charge. Amortization was completed in 1999.


                              FS ( 2 3 1 - 10:45)                         Page 7

     d.   Property, Plant and Equipment

          Property, plant and equipment are recorded at original cost net of contributions in aid of construction. When property, plant and equipment are replaced or retired, the original cost plus any removal costs incurred (net of salvage) are charged to accumulated depreciation.

          Depreciation is determined by the straight-line method, based on the estimated remaining service lives of the depreciable assets in each category. The estimated average service lives for the major categories of plant in service are summarized as follows:

                                            Average Service Life
          Functions                               in Years
          ------------------------------------------------------
          Generation
            Thermal                                  43
            Gas turbine                              34
            Hydroelectric                            77
          Transmission                               45
          Distribution                               31
          Other plant & equipment                    15

          In accordance with regulatory authority, assets of NSPI which are not currently being used, but will be useful in providing future service to customers, are not depreciated. Financing costs associated with assets not currently being used are deferred as incurred. Depreciation will occur when the asset goes into service. Significant costs in removing the asset from service may be deferred and amortized to earnings over a five-year period, subject to regulatory approval. Significant costs to return the asset to service are added to the capital cost of the asset.

     e.   Income Taxes

          Emera and its subsidiaries, except NSPI, follow the future income tax method of accounting for income taxes. NSPI uses the taxes-payable method.

     f.   Inventory

          Inventories of materials and supplies are valued at the lower of average cost and market. Coal and oil inventory is valued at the lower of cost, using the first-in, first-out method, and net realizable value.


                              FS ( 2 3 1 - 10:45)                         Page 8

     g.   Deferred Severance Costs

          In order to achieve rate stability, the UARB allows NSPI to defer the cost of large early retirement and severance programs, and amortize the resulting deferred charges on a straight-line basis over a three-year period, commencing in the period in which the program is initiated.

     h.   Employee Future Benefits

          Pension costs, and costs associated with non-pension post-retirement benefits such as health benefits to retirees and retirement awards, are actuarially determined using the projected unit credit method prorated on services and management's best estimate assumptions. Pension fund asset values are calculated using market values at year-end. The difference between pension expense and pension funding is recorded as a deferred asset or credit on the balance sheet. Adjustments arising from plan amendments are amortized on a straight-line basis over the expected average remaining service life of employees. The excess of the net actuarial gain (loss) over 10% of the greater of the accrued benefit obligation and the fair value of the plan assets is amortized on a straight-line basis over the expected average remaining service life of the active employees.

     i.   Foreign Currency Translation

          Monetary assets and liabilities denominated in foreign currencies are converted to Canadian dollars at rates of exchange prevailing at the balance sheet date. The resulting differences between the translation at the original transaction date and the balance sheet date are charged to operations as they arise.

          Assets and liabilities of self-sustaining foreign operations are translated using the exchange rates in effect at the balance sheet date and the results of operations at the average rates for the period.

     j.   Debt Financing and Defeasance Costs

          Financing costs pertaining to debt issues are amortized over the life of the related debt. The excess of the cost of defeasance investments over the face value of the related debt is deferred and amortized over the life of the defeased debt.

     k.   Hedging Instruments

          The company is party to derivative financial instrument contracts, mainly interest rate contracts, forward foreign exchange contracts, oil swap and weather temperature agreements, all of which are used to hedge existing


                               FS ( 2 3 1 - 10:45)                        Page 9
          exposures. Premiums paid are deferred and recognized over the life of the agreements.

     l.   Investment in Maritimes & Northeast Pipeline

          The company's 12.5% equity investment in Maritimes & Northeast Pipeline is accounted for using the equity method whereby the amount of the investment is adjusted annually for the company's pro-rata share of the income or loss of Maritimes & Northeast Pipeline and reduced by the amount of any dividends received.

     m.   Goodwill

          Goodwill is stated at cost and is amortized using the straight-line method over 20 years. The company evaluates the carrying value of goodwill for potential impairment through on-going review and analysis of fair market value and expected earnings.

2.   CHANGE IN ACCOUNTING POLICIES

     In 2000 the company has prospectively adopted new accounting requirements regarding employee future benefits. The main components of this change are as follows:

     o The costs associated with non-pension future benefits were previously expensed as incurred. Now an annual accrual will be made to recognize the expense over the service life of the employees.

     o The discount rate used to calculate the liability accrual has previously been based on a management estimate, but is now based on the current yield on high quality debt instruments with cash flows that match the timing and amount of expected benefit payments.

     o In order to account for the effect of applying this new standard prospectively, a transitional liability of $30 million, representing the effect of the changes on all prior years, will be amortized over the expected average remaining service life of the employee group.

     o The impact on the current year's earnings of adopting this new requirement is approximately $5 million, including the effect of amortizing the transitional liability.

     In 2000 the company adopted new accounting requirements regarding income taxes. These new requirements caused no impact on the current or prior periods.

3.   ADJUSTMENTS TO RETAINED EARNINGS

     Effective January 1, 1999, the common shareholders of NSPI exchanged their common shares for common shares of NS Power Holdings Inc. (renamed to Emera Inc.) on a one-for-one basis. NSPI became a subsidiary of Emera. The Emera


                               FS ( 2 3 1 - 10:45)                       Page 10
     common shares have substantially the same rights, privileges, restrictions and conditions as the NSPI common shares. NSPI's existing preferred shares are recorded as non-controlling interest in Emera. Reorganization costs of $1.1 million were charged to retained earnings in 1999.

4.   SEGMENT INFORMATION
     millions of dollars

     The company has three reportable segments: Nova Scotia Power Inc., Emera Fuels Inc. and Maritimes & Northeast Pipeline.

     The company evaluates performance based on earnings before interest and taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

     Reportable segments are determined based on Emera's operating activities. NSPI is engaged in the production and sale of electric energy; the Maritimes & Northeast Pipeline companies own a 12.5% equity investment in Maritimes & Northeast Pipeline; and Emera Fuels Inc. is engaged in the distribution of a full range of fuel oil products.

                        Nova Scotia         Emera       Maritimes &     Other*           Total
                         Power Inc.       Fuels Inc.     Northeast
                                                         Pipeline

                        2000      1999    2000   1999   2000   1999   2000   1999     2000      1999
                     --------------------------------------------------------------------------------
Revenues from        $  818.8  $  798.9  $73.8  $17.7     -      -    $3.9     -   $  896.5  $  816.6
external
customers

Depreciation             97.1      94.2    0.7    0.1     -      -     0.5   $0.5      98.3      94.8

Cost of operations      545.7     521.4   72.5   17.4   $0.9   $0.5    7.0    9.8     626.1     549.1

Net intersegment         25.4       4.3  (25.1)  (4.3)    -      -    (0.3)    -        -         -
revenues/(expenses)

Equity earnings            -         -      -      -     6.0    5.3     -      -        6.0       5.3

Earnings before         259.3     259.2    1.4    0.4    5.1    4.8   (3.6)  (9.9)    262.2     254.5
interest and taxes

Segment assets        2,838.7   2,811.8   29.3   19.1   69.5   57.0   13.5   14.0   2,951.0   2,901.9

Investing activities    121.4     114.1    2.8    9.0    2.3   18.4     -     2.5     126.5     144.0

* Other consists of items related to corporate activities and other subsidiaries


                               FS ( 2 3 1 - 10:45)                       Page 11

5.   EMPLOYEE FUTURE BENEFITS
     millions of dollars

     Emera maintains contributory defined-benefit pension plans which cover substantially all of its employees, and plans providing non-pension benefits for its retirees. The details of these plans are outlined below:

                                               Pension          Non-pension
                                               benefit plans    benefits plans

     Assumptions
     -----------
     Discount rate                                 6.75%            6.75%

     Long-term rate of return on plan assets       9.75%             -

     Rate of compensation increase                 4.25%            4.25%

     Health care trend - current                  12.00%           12.00%
                       - ultimate                  4.00%            4.00%

     Accrued benefit obligations
     ---------------------------
     Balance January 1, 2000                           $424.1           $29.1

     Current service cost for the year                    5.7             1.0

     Employee contributions                               4.8              -

     Interest cost during the year                       27.1             1.9

     Actuarial loss arising in the year                  37.9             2.7

     Benefits paid during the year                      (24.0)           (1.6)
     ---------------------------------------------------------------------------
     Balance December 31, 2000 $475.6 $33.1
     ===========================================================================

     Fair value of plan assets
     -------------------------
     Balance January 1, 2000                           $438.3              -

     Employee contributions during the year               4.8              -

     Contributions by NSPI during the year                8.2            $1.6

     Actual return on plan assets during the year        39.1              -

     Actuarial gain arising in the year                  14.1              -

     Benefits paid during the year                      (24.0)           (1.6)

     Administrative expenses                             (2.3)             -
     ---------------------------------------------------------------------------
     Balance December 31, 2000                         $478.2              -
     ===========================================================================

     Plan surplus (deficit)                              $2.6          ($33.1)

     Unamortized losses                                  27.1            29.5

     Accrued valuation allowance                         (8.1)             -
     ---------------------------------------------------------------------------
     Accrued benefit asset (liability)                  $21.6           ($3.6)
     ===========================================================================


                               FS ( 2 3 1 - 10:45)                       Page 12

     Expense
     -------
     Current service costs                               $5.7            $1.0

     Interest on accrued benefits                        27.1             1.9

     Expected return on plan assets                     (39.1)             -

     Amortization of transitional liability               0.4             2.3

     Amortization of past service costs                   3.1              -

     Change in valuation allowance                        8.1              -
     ---------------------------------------------------------------------------
     Expense for 2000 $5.3 $5.2
     ===========================================================================

6.   INTEREST
     millions of dollars

                                                        2000            1999
     ---------------------------------------------------------------------------
     Interest on long-term debt                         $96.0           $98.2
     Amortization of debt financing and
       defeasance costs                                  20.9            20.8
     Interest on short-term debt                         19.2            18.6
     Foreign exchange (gains) loss                       (0.3)            0.7
     ---------------------------------------------------------------------------
                                                        135.8           138.3

     Less:
       Defeasance earnings and
         other interest income                           (0.4)           (1.8)
     ---------------------------------------------------------------------------
                                                       $135.4          $136.5
     ===========================================================================


                               FS ( 2 3 1 - 10:45)                       Page 13

7.   INCOME TAXES
     millions of dollars

     The income tax provision differs from that computed using the statutory rates for the following reasons:

                                                 2000              1999
     -------------------------------------------------------------------------
     Earnings before taxes                  $126.8            $118.0
     -------------------------------------------------------------------------
     Income taxes, at statutory rates       $ 57.2   45.1%    $ 53.3    45.1%

     Unrecorded future income taxes
     on regulated earnings                   (49.2) (38.8)     (50.3)  (42.6)

     Equity earnings in Maritimes &
     Northeast Pipeline not subject to
     tax                                      (2.7)  (2.1)      (2.4)   (2.0)

     Large Corporations Tax                    6.1    4.8        6.0     5.1

     Change in future income tax
     asset resulting from rate
     change                                    0.9    0.7         -       -

     Other                                     0.2    0.2       (0.3)   (0.3)
     -------------------------------------------------------------------------
                                              12.5    9.9%       6.3     5.3%
                                                    ======             ======
     Income tax - current                     14.7              13.5
     -------------------------------------------------------------------------
     Income tax - future                    $ (2.2)           $ (7.2)

     The future income tax asset and liability comprise the following:

                                                     2000       1999
     ------------------------------------------------------------------
     Future income tax asset:

     Tax loss carryforwards                          $7.0       $6.3

     Other                                            0.2        0.4
     ------------------------------------------------------------------
                                                     $7.2       $6.7
     ==================================================================
     Future income tax liability:

     Property, plant and equipment                   $4.5       $1.8

     Deferred charges                                 1.9        1.8

     Tax loss carryforwards                          (4.7)      (3.1)
     ------------------------------------------------------------------
                                                     $1.7       $0.5
     ==================================================================


                               FS ( 2 3 1 - 10:45)                       Page 14

NSPI has filed amended income tax returns for previous years that increase the tax depreciation (capital cost allowance) available to be deducted against the company's future taxable income. Those returns were reassessed by the Canada Customs and Revenue Agency which disallowed the deductions claimed. A notice of objection has been filed with respect to the reassessments and the issue is expected to be litigated. Without the benefit of this additional deduction, it is estimated that the company's tax liability at December 31, 2000, would have been approximately $79 million (1999 - $39 million). If the company is unsuccessful in this matter, it will apply to the UARB to recover these costs through the regulatory process.

At December 31, 2000, providing for the effect of the amended returns, NSPI's unrecorded future income tax asset has decreased by approximately $120 million to $400 million. The asset consists of deductible temporary differences of $1.0 billion (1999 - $1.1 billion) and unused non-capital tax losses of approximately $99 million (1999 - $156 million) which are expected to expire as follows:

        2002            $59.5 million
        2003            $30.4 million
        2004            $9.1 million

Non-controlling Interest

Non-controlling interest consists of NSPI preferred dividends less a net recovery of income tax expense of $3.0 million (1999 - $2.0 million). The income tax recovery of $8.1 million in 2000 (1999 - $7.3 million) is reflected as a reduction of preferred dividends with an offsetting increase in income tax expense.

                                                     2000       1999
     ------------------------------------------------------------------
      Preferred share dividend                       $12.9      $13.3
      Part VI.1 tax on preferred dividends           5.1        5.3
      Part I tax recovery related to the
      Part VI.1 tax deduction - current year         (5.1)      (5.3)
      Part I tax recovery related to the
      Part VI.1 tax deduction - prior years          (3.0)      (2.0)
     ------------------------------------------------------------------
                                                     $9.9       $11.3
     ==================================================================

8.   PROPERTY, PLANT AND EQUIPMENT
     millions of dollars
                                                   2000
     ---------------------------------------------------------------------
                                                Accumulated         Net
                                   Cost        Depreciation     Book Value
     ---------------------------------------------------------------------

      Generation
        Thermal                  $1,519.8        $  517.5         1,002.3
        Gas Turbine                  27.5            20.4             7.1
        Hydroelectric               346.0           107.2           238.8
      Transmission                  545.4           214.9           330.5
      Distribution                  883.8           347.7           536.1
      Other                         243.4            38.5           204.9
                                 $3,565.9        $1,246.2        $2,319.7
     =====================================================================


                               FS ( 2 3 1 - 10:45)                       Page 15

                                                   1999
     ---------------------------------------------------------------------
                                               Accumulated         Net
                                   Cost       Depreciation     Book Value
     ---------------------------------------------------------------------

      Generation
        Thermal                  $1,498.7          $475.6        $1,023.1
        Gas Turbine                  27.4            20.0             7.4
        Hydroelectric               325.6           103.6           222.0
      Transmission                  543.9           204.2           339.7
      Distribution                  854.1           321.7           532.4
      Other                         232.7            41.8           190.9
                                 $3,482.4        $1,166.9        $2,315.5
     =====================================================================

     At December 31, 2000, assets which have been removed from service and are not being depreciated or amortized had a net book value of $nil (1999 - $35.1 million).

9.   ACCOUNTS RECEIVABLE SECURITIZATION

     On March 5, 1997, NSPI entered into an agreement with a financial institution to sell up to $88 million of trade receivables on a revolving basis. At December 31, 2000, trade receivables sold amounted to $72 million compared to $74 million in 1999. The agreement is scheduled to expire in 2002.

10.  DEFERRED CHARGES
     millions of dollars

                                                         2000        1999
     ---------------------------------------------------------------------
      Unamortized debt financing and defeasance costs  $254.3      $272.4
      Accrued pension and non-pension benefit
        asset (note 5)                                   16.9        14.8
      Unamortized severance costs                         2.8         9.4
      Holdback on accounts receivable securitization      7.2         7.4
      Deferred coal bed methane exploration costs         5.5         5.5
      Other                                               8.8        10.0
     ---------------------------------------------------------------------
                                                       $295.5      $319.5
     =====================================================================


                               FS ( 2 3 1 - 10:45)                       Page 16

11.   COMMON SHARES
      millions of dollars

      Authorized:

      Unlimited number of non-par value Common Shares.


      Issued and outstanding:

                                                  Millions of      Common
                                                    Shares     Share Capital
     -------------------------------------------------------------------------
      January 1, 1999
      Issued in exchange for all issued
       and outstanding common shares of NSPI
       under the reorganization described
       in note 3                                        86.80      $672.5
      Issued for cash under purchase plans               0.25         4.0
     -------------------------------------------------------------------------
      December 31, 1999                                 87.05       676.5

      Issued for cash under purchase plans               0.25         3.7
      Options exercised under Executive Stock
        Option Plan                                      0.05         0.6
     -------------------------------------------------------------------------
      December 31, 2000                                 87.35      $680.8
     =========================================================================

     The weighted average number of common shares outstanding during the year was 87.2 million (1999 - 86.9 million).

     Dividend Reinvestment and Employee Common Share Purchase Plans

     The company has a Common Shareholder Dividend Reinvestment Plan and an Employee Common Share Purchase Plan, which provide an opportunity for shareholders and company employees to reinvest dividends and make cash contributions for the purpose of purchasing common shares.

     Stock-Based Compensation Plan

     The company has a stock option plan which grants options to Executive Officers of Emera for a maximum term of ten years. The option price for these shares is the market price of the shares on the day the option is granted.

     All options granted to date are exercisable on a graduated basis with up to 25 percent of options exercisable on the first anniversary date and in further 25 percent increments on each of the second, third and fourth anniversaries of the grant. If an option is not exercised within ten years, it expires and the optionee loses all rights thereunder. If the holder leaves the employment of Emera Inc. the options become exercisable immediately, with the holder having up to two years to exercise the options. The holder of the option has no rights as a shareholder until the option is exercised and shares have been issued. The maximum number of such shares optioned to any one Executive Officer cannot exceed one percent of the issued and outstanding common shares on the date the option is granted.


                               FS ( 2 3 1 - 10:45)                       Page 17

                                  2000                               1999
                              Shares under   Weighted - average  Shares under  Weighted - average
                                 option        exercise price       option       exercise price
      Outstanding
      at beginning of year      431,250           $15.66            308,750          $15.13

      Granted                   237,000           $13.98            122,500          $17.00

      Exercised                  48,250           $13.27              ---              ---
     -------------------------------------------------------------------------------------------
      Outstanding at
      end of year               620,000           $15.21            431,250          $15.66

      Exercisable at end
      of year                   296,875           $15.21            228,750          $14.46
     -------------------------------------------------------------------------------------------

12.  NON-CONTROLLING INTEREST
     millions of dollars

     The minority interest represents preferred shares that are held in Nova Scotia Power Inc.

     Authorized:

     Unlimited number of First Preferred Shares, issuable in series. Unlimited number of Second Preferred Shares, issuable in series.

     Issued and outstanding:
                                                                  Preferred
                                                   Millions of      Share
                                                      Shares       Capital
     ---------------------------------------------------------------------------
      December 31, 1998                                8.0         $200.0

      Issued Series B First Preferred Shares           5.0           31.3
     ---------------------------------------------------------------------------
      December 31, 1999                               13.0         $231.3

      Redeemed Series A First Preferred Shares        (8.0)        (200.0)
      Converted Series B First Preferred Shares       (4.4)           -
      Issued Series C First Preferred Shares           4.4           82.8
      Issued Series D First Preferred Shares           5.4          135.0
     ---------------------------------------------------------------------------
      December 31, 2000                               10.4         $249.1
     ===========================================================================


                               FS ( 2 3 1 - 10:45)                       Page 18

     Series A Preferred Shares

     The Series A preferred shares were redeemed for cash of $25 per share on October 1, 2000.

     Series B Preferred Shares and Series C Purchase Warrants

     On March 8, 1999, NSPI issued 5,000,000 First Preferred Share Units with each unit consisting of one non-detachable cumulative, redeemable First Preferred Share, Series B and a Warrant to purchase one cumulative, redeemable First Preferred Share, Series C at a price of $6.25 per Unit. On October 1, 2000, unit holders exercised 4,417,116 Series C purchase warrants and Series B preferred shares, and converted them to Series C First Preferred Shares. After October 1, 2000, the series B shares became entitled to a $0.04 per share per annum fixed cumulative, preferential cash dividend as and when declared by the Board of Directors. The remaining Series B unit holders will have two more opportunities to convert their units with a cash payment of $18.75 on January 1, 2001 and April 1, 2001, to one cumulative, redeemable First Preferred Share, Series C of NSPI. The remaining purchase warrants for Series C shares are expected to be exercised in the first quarter of 2001, raising an additional $10.9 million.

     Series C Preferred Shares

     Each Preferred Share Series C is entitled to a $1.225 per share per annum fixed cumulative preferential dividend, as and when declared by the Board of Directors, which will accrue from the date of issue and be payable quarterly on the first day of January, April, July and September of each year. On or after April 1, 2009, NSPI may redeem for cash the Preferred Share Series C, in whole at any time or in part from time to time at $25.00 per share plus accrued and unpaid dividends.

     Series D Preferred Shares

     On October 31, 2000, NSPI issued 5,400,000 First Preferred Shares for a price of $25 per share. Each share is entitled to a fixed cumulative cash dividend of $1.475 per share per annum, as and when declared by the Board of Directors. These dividends will accrue from the date of issue and will be payable quarterly on the fifteenth day of January, April, July, and October of each year. On or after October 15, 2015, NSPI may redeem for cash the Preferred Share Series D, in whole at any time, at $25 per share plus accrued and unpaid dividends.


                               FS ( 2 3 1 - 10:45)                       Page 19

13.  LONG-TERM DEBT
     millions of dollars

     Long-term debt is composed of debentures and notes payable. All long-term debt instruments are issued under trust indentures at fixed interest rates, and are unsecured.

     Long-term debt is summarized by year of maturity in the following table:

                                       2000                             1999
     ---------------------------------------------------------------------------------------
      Year of Maturity       Principal    Weighted Average    Principal    Weighted Average
                            Outstanding      Coupon Rate     Outstanding      Coupon Rate
     ---------------------------------------------------------------------------------------
                                                  %                                %
     ---------------------------------------------------------------------------------------
      2000                       -                -              $8.1            5.91
      2001                    $120.5            7.28            120.5            7.28
      2002                     120.0            7.88            120.0            7.88
      2003                     150.0            7.70            150.0            7.70
      2004                      65.0            7.30             50.0            7.30
      2005                     100.0            8.38                -               -
      Greater than 5 years     720.0            7.48            820.0            7.60
     ---------------------------------------------------------------------------------------
                            $1,275.5            7.59         $1,268.6            7.58
     =======================================================================================

14.  SHORT-TERM DEBT

     Short-term debt consists of commercial paper, bankers' acceptances and LIBOR loans issued against lines of credit. Commercial paper, bankers' acceptances and LIBOR loans bear interest at prevailing market rates which, on December 31, 2000, averaged 5.82%, 6.31% and 7.18% respectively (1999 - 5.15%, 5.55% and 6.63%). The operating line of credit is due on demand and bears interest at prime which, on December 31, 2000, was 7.50% (1999 - 6.50%).

15.  FINANCIAL INSTRUMENTS
     millions of dollars

     --------------------------------------------------------------------------
                                    Carrying Amount           Fair Value
     --------------------------------------------------------------------------
                                   2000         1999       2000         1999
      Long-term debt             $1,275.5    $1,268.8    $1,350.0    $1,326.8
      Short-term debt               281.7       320.2       277.5       318.4
      Hedging instruments             0.5         0.9        32.6       (9.8)
     ==========================================================================

     Long-term Debt and Short-term Debt

     The fair value of Emera's long-term and short-term debt is estimated based on the quoted market prices for the same or similar issues, or on the current rates offered to Emera, for debt of the same remaining maturities.


                               FS ( 2 3 1 - 10:45)                       Page 20

     Hedging Instruments

     The fair value of hedging instruments is estimated by obtaining prevailing market rates from investment dealers.

     The company enters into interest rate hedging contracts to convert the interest characteristics of outstanding short-term debt from a floating to a fixed rate basis. Interest rate swap contracts converting floating interest on $165.0 million (1999 - $113.7 million) to a weighted average fixed interest rate of 6.07% (1999 - 5.32%) were outstanding at December 31, 2000. At December 31, 2000 the company held interest rate swap contracts with a fair value of ($1.4) million (1999 - $1.3 million).

     Interest rate Caps and Collars are used to insure against extreme movements in interest rates on floating debt. Interest rate Cap and Collar contracts covering $195.0 million (1999 - $200.0 million) at a weighted average fixed interest rate of 7.01% (1999 - 6.51%) were outstanding at December 31, 2000. At December 31, 2000 the company held interest rate cap and collar contracts with a fair value of $0.3 million (1999 - $0.1 million).

     The company entered into natural gas swap contracts in 2000 to limit exposure to fluctuations in natural gas prices. As at December 31, 2000, the company had entered into swap contracts to hedge substantially all natural gas purchases and sales for 2001. At December 31, 2000, the fair value of these swap contracts was ($31.7) million (1999 - $nil).

     The company enters into oil swap and option contracts to limit exposure to fluctuations in world prices of heavy fuel oil. As at December 31, 2000, the company had entered into oil swap contracts that fix 1.1 million barrels of oil at an average price of U.S. $21 per barrel. At December 31, 2000 the company held oil swap contracts with a fair value of ($3.4) million (1999 - $10.3 million).

     Oil, natural gas, and part of the company's coal requirements are priced in U.S. dollars. Emera enters into foreign exchange forward and option contracts to limit exposure to currency rate fluctuations. Currency forwards are used to fix the Canadian dollar cost to acquire U.S. dollars, eliminating exposure to currency rate fluctuations. Forward contracts to buy U.S. $50.7 million at an average rate of CAD $1.4512 were outstanding for 2001 and U.S. $10.5 million at an average rate of $1.4460 were outstanding for 2002, at December 31, 2000. At December 31, 2000 the company held currency contracts with a fair value of $3.2 million (1999 - ($2.5) million).

     The company enters into weather temperature contracts that limit its exposure to revenue losses from abnormally warm weather during the winter heating season. At December 31, 2000, the company limited its exposure to a significant portion of the space heating losses for the first and fourth quarters of 2001. At December 31, 2000 the company held weather risk management contracts with a fair value of $0.4 million (1999 - $0.6 million).


                               FS ( 2 3 1 - 10:45)                       Page 21

16.  COMMITMENTS

     Emera had the following significant commitments at December 31, 2000:

     o A requirement to purchase the coal output of the Cape Breton Development Corporation's (CBDC) Prince Mine, which is not expected to exceed 1.1 million tonnes of coal.

          Purchases from CBDC may be reduced to the extent that the company purchases coal from alternative sources in the event of production problems at CBDC, as was the case in 2000.

     o Annual requirement to purchase approximately $15 million of electricity from independent power producers for each of the next five years.

     o Emera is responsible for managing a portfolio of approximately $1.3 billion of defeasance securities held in trust. The defeasance securities must provide the principal and interest streams of the related defeased debt. Approximately 68%, or $0.9 billion, of the defeasance portfolio consists of investments in the related debt, eliminating all risk associated with this portion of the portfolio.

     o The company has committed to purchase all of the outstanding common shares of Bangor Hydro-Electric Company for cash consideration of $305 million. Approval for the sale has been received from the shareholders of Bangor Hydro- Electric Company and from certain regulatory bodies. The remaining regulatory approvals are expected in the first half of 2001.

17.  SUBSEQUENT EVENT

     On February 6, 2001, Emera offered to purchase 8.4% of the Sable Offshore Energy Project (SOEP) infrastructure assets for cash consideration of $90.0 million. The offer is subject to certain rights of first refusal, and other approvals. The SOEP infrastructure assets comprise a gas processing plant at Goldboro, Nova Scotia; a natural gas liquids fractionation plant at Point Tupper, Nova Scotia; a natural gas liquids line connecting the Goldboro and Point Tupper operations; offshore production platforms; and sub-sea gathering pipelines.

18.  COMPARATIVE INFORMATION

     Certain of the comparative figures have been reclassified to conform with the financial statement presentation adopted for 2000.


                               FS ( 2 3 1 - 10:45)                       Page 22

     OPERATING STATISTICS


     Five-Year Summary
     ---------------------------------------------------------------------------------------
                                                     Years Ended December 31
     ---------------------------------------------------------------------------------------
                                        2000         1999       1998       1997       1996
     ---------------------------------------------------------------------------------------
      Electric energy sales (GWh)
     ---------------------------------------------------------------------------------------
          Residential                 3,632.1     3,494.6     3,377.9    3,498.9     3,471.9
          Commercial                  2,661.9     2,582.8     2,485.9    2,506.7     2,505.7
          Industrial                  3,917.2     3,834.8     3,423.7    2,842.6     2,754.1
          Other                         445.0       453.2       484.4      667.7       413.9
     ---------------------------------------------------------------------------------------
      Total electric energy sales    10,656.2    10,365.4     9,771.9    9,515.9     9,145.6
     =======================================================================================
     ---------------------------------------------------------------------------------------
      Sources of energy (GWh)
     ---------------------------------------------------------------------------------------
          Thermal - coal              8,863.7     7,816.0     7,015.0    8,246.5     7,850.3
                  - oil               1,347.8     1,870.9     2,358.3      781.4       608.7
                  - natural gas          43.8
          Hydro                         881.2       980.7       890.9      934.9     1,111.6
          Purchases                     295.2       411.3       242.0      340.2       254.6
     ---------------------------------------------------------------------------------------
       Total generation and
         purchases                   11,431.7    11,078.9    10,506.2   10,303.0     9,825.2
       Losses and internal use          775.5       713.5       734.3      787.1       679.6
     ---------------------------------------------------------------------------------------
       Total electric energy sold    10,656.2    10,365.4     9,771.9    9,515.9     9,145.6
     =======================================================================================
     ---------------------------------------------------------------------------------------
       Electric customers
     ---------------------------------------------------------------------------------------
          Residential                 400,653     397,406     394,012    388,386     384,856
          Commercial                   32,186      31,753      31,942     31,727      32,329
          Industrial                    2,194       2,118       2,096      1,998       1,686
          Other                         7,073       6,760       6,343      5,917       5,908
     ---------------------------------------------------------------------------------------
      Total electric customers        442,016     438,037     434,393    428,028     424,779
     =======================================================================================
     =======================================================================================
       Capacity
     ---------------------------------------------------------------------------------------
       Generating nameplate
        capacity (MW)
          Coal Fired                    1,272       1,272       1,272      1,272       1,272
          Dual Fired                      250           -           -          -           -
          Heavy Fuel Oil-Fired            100         350         350        350         350
          Gas Turbine                     180         180         180        180         180
          Hydroelectric                   381         381         381        381         381
       Independent power producers         25          25          25         25          25
     ---------------------------------------------------------------------------------------
                                        2,208       2,208       2,208      2,208       2,208
     =======================================================================================

       Number of employees              1,785       1,588       1,634      1,742       1,907
     ---------------------------------------------------------------------------------------
       km of transmission lines
         (69 kV and over)               5,250       5,250       5,250      5,236       5,213
     ---------------------------------------------------------------------------------------
       km of distribution lines
         (25 kV and under)             24,000      24,000      23,711     23,155      23,238
     ---------------------------------------------------------------------------------------


                               FS ( 2 3 1 - 10:45)                       Page 23

CONSOLIDATED FINANCIAL INFORMATION

Five-Year Summary
Years Ended December 31 (millions of dollars)             2000       1999      1998      1997      1996
---------------------------------------------------------------------------------------------------------
Statement of Earnings Information
---------------------------------------------------------------------------------------------------------
Revenue                                                   $896.5    $816.6    $773.1    $748.7    $741.2
---------------------------------------------------------------------------------------------------------
Cost of operations
Fuel for generation and power purchased                    273.9     267.5     257.3     246.4     238.7
Cost of fuel oil sold                                       67.7      15.3      14.0       -         -
Operating, maintenance and general                         168.0     155.5     142.5     138.6     157.7
Grants in lieu of property taxes                            11.0       8.9       5.5       5.3       5.2
Provincial capital tax                                       7.2       7.1       6.7       5.2       -
Depreciation                                                98.3      94.8      91.3      87.8      85.0
---------------------------------------------------------------------------------------------------------
                                                           626.1     549.1     517.3     483.3     486.6
---------------------------------------------------------------------------------------------------------
Earnings from operations                                   270.4     267.5     255.8     265.4     254.6
Amortization                                               (19.0)    (23.1)    (16.7)    (12.8)      5.1
Allowance for funds used during construction                 4.8       4.8       3.8       4.0       4.2
Equity earnings in Maritimes and Northeast Pipeline          6.0       5.3       -         -         -
---------------------------------------------------------------------------------------------------------
Earnings before interest and income taxes                  262.2     254.5     242.9     256.6     263.9
Interest                                                   135.4     136.5     132.7     140.2     148.9
---------------------------------------------------------------------------------------------------------
Earnings before income taxes                               126.8     118.0     110.2     116.4     115.0
Income tax                                                  12.5       6.3      13.6      14.2      11.4
=========================================================================================================
Net earnings before non-controlling interest               114.3     111.7      96.6     102.2     103.6
Non-controlling interest                                     9.9      11.3      11.2       9.5      13.6
=========================================================================================================
Net earnings applicable to common shares                   104.4     100.4      85.4      92.7      90.0
Common dividends                                            73.2      72.2      71.1      69.9      68.7
---------------------------------------------------------------------------------------------------------
Earnings retained for use in company                       $31.2     $28.2     $14.3     $22.8     $21.3
=========================================================================================================

Cost of fuel for generation - coal                        $186.3    $184.3    $164.8    $189.2    $198.9
- oil                                                       60.5      58.2      76.2      35.7      22.6
- natural gas                                                5.9
Power purchased                                             21.2      25.0      16.3      21.5      17.2
---------------------------------------------------------------------------------------------------------
Total cost of fuel for generation and power purchased     $273.9    $267.5    $257.3    $246.4    $238.7
=========================================================================================================
Balance Sheet Information

Property, plant and equipment                           $2,374.2  $2,362.8  $2,333.9  $2,293.1  $2,280.6
Matching notes receivable                                    -         -         -         -        46.1
Other assets                                               313.2     335.2     361.4     430.4     435.4
Investment in Maritimes & Northeast Pipeline                67.0      54.7      30.5       -         -
Current assets                                             196.6     149.2     108.3     157.7     302.6
---------------------------------------------------------------------------------------------------------
Total assets                                            $2,951.0  $2,901.9  $2,834.1  $2,881.2  $3,064.7
=========================================================================================================
Common shares                                             $680.8    $676.5    $672.5    $667.6    $661.3
Retained earnings                                          296.8     265.8     238.7     224.4     201.6
Non-controlling interest                                   249.1     231.3     200.0     200.0     200.0
Long-term debt                                           1,155.0   1,260.5   1,083.7   1,107.5   1,258.1
Other liabilities                                            2.1       2.7       2.2      26.9      13.4
Current liabilities                                        567.2     465.1     637.0     654.8     730.3
---------------------------------------------------------------------------------------------------------
Total equity and liabilities                            $2,951.0  $2,901.9  $2,834.1  $2,881.2  $3,064.7
=========================================================================================================
Capital expenditures                                      $126.5    $144.0    $162.6    $100.3     $88.5
=========================================================================================================
Statement of Cash flow Information

Operating cash flow                                       $233.4    $226.5    $219.2    $204.0    $195.8
Free cash flow*                                             23.9      18.2      24.9      38.8      22.5
---------------------------------------------------------------------------------------------------------
Financial ratios ($ per share)


  Earnings per share                                       $1.20     $1.16     $0.99     $1.07     $1.05
  Operating cash flow per share                             2.68      2.60      2.53      2.36      2.27
---------------------------------------------------------------------------------------------------------
*Free cash flow is cash provided by operating activities net of amounts required for capital investments and dividends.

                               FS ( 2 3 1 - 10:45)                       Page 24